Exhibit 99.2

Unaudited Pro Forma Combined Financial Statements

On April 2, 2012, Graco Inc. (the “Company”) completed the acquisition of the finishing businesses of Illinois Tool Works, Inc. (the “ITW Finishing Group”) for cash consideration of $650 million, net of cash acquired. The acquisition includes powder and liquid finishing equipment operations, technologies and brands. In powder finishing, Graco acquired the Gema® businesses. Gema is a global leader in powder coating technology and represents approximately one-third of the purchased businesses. In liquid finishing, Graco acquired a collection of industrial liquid finishing businesses including Binks® spray finishing equipment, DeVilbiss® spray guns and accessories, Ransburg® electrostatic equipment and accessories and BGK curing technology.

The United States Federal Trade Commission (“FTC”) has ordered the liquid finishing businesses to be held separate from Gema and other Graco businesses while the FTC investigates and considers a settlement proposal from Graco. In compliance with the FTC’s order, the liquid finishing businesses are being run independently by pre-acquisition (not Graco) management under the supervision of a trustee who reports directly to the FTC.

On May 31, 2012, the FTC filed for public comment a proposed order that would require Graco to sell the worldwide liquid finishing operations acquired on April 2, 2012. Following the conclusion of the thirty-day comment period, the FTC will issue a final decision and order that will identify the products, businesses and/or assets that the Company must divest. The Company will have 180 days following the issuance of the final decision and order to complete such divestiture.

The following unaudited pro forma financial information should be read in conjunction with the historical audited consolidated financial statements of Graco Inc. included in its Annual Report on Form 10-K and the historical audited financial statements of ITW Finishing Group included in this Form 8-K/A.

The unaudited Pro Forma Combined Balance Sheet combines historical balance sheets, giving effect to the acquisition as if it had occurred on December 30, 2011. The unaudited Pro Forma Combined Statement of Earnings reflects the combined results of operations as if the acquisition had occurred at the beginning of the Company’s 2011 fiscal year.

During the hold separate period, the Company does not have a controlling interest in the liquid finishing businesses, nor is it able to exert significant influence over the operations of those businesses. Consequently, the Company’s investment in those businesses has been reflected as a cost-method investment, and their financial results are not consolidated with those of the Company. Income from the investment in the liquid finishing businesses will be recognized based on dividends received from current earnings. The pro forma financial statements reflect the accounting for the liquid finishing businesses as a cost-method investment.

The unaudited pro forma financial statements are provided for informational purposes only and are not necessarily indicative of results that would have occurred had the acquisition been completed as of the dates indicated. In addition, the unaudited pro forma financial information does not purport to project the future financial position or operating results of the combined operations.

GRACO INC. AND SUBSIDIARIES

PRO FORMA COMBINED BALANCE SHEET (UNAUDITED, IN THOUSANDS)

AS OF DECEMBER 30, 2011

		ITW	Adjustments
		Finishing	Held
	Graco	Group	Separate	Other		Pro forma
ASSETS			3a
Current Assets
Cash and cash equivalents	$303,150	$18,536	$(16,139)	$(301,198)	3b	$4,349
Accounts receivable, net	150,912	63,435	(45,745)	-		168,602
Inventories	105,347	49,560	(33,512)	3,536	3c	124,931
Deferred income taxes	17,674	5,730	(4,121)	-		19,283
Other current assets	5,887	5,621	(3,466)	-		8,042

Total current assets	582,970	142,882	(102,983)	(297,662)		325,207

Property, Plant and Equipment, net	138,248	39,298	(26,391)	4,399	3d	155,554

Goodwill	93,400	127,254	(77,713)	39,024	3e	181,965
Other Intangible Assets, net	18,118	3,396	(3,043)	150,047	3f	168,518
Deferred Income Taxes	29,752	1,484	(938)	-		30,298
Investment in Businesses Held Separate	-	-	-	428,000	3a	428,000
Other Assets	11,821	2,776	(2,084)	-		12,513

Total Assets	$874,309	$317,090	$(213,152)	$323,808		$1,302,055

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Notes payable to banks	$8,658	$-	$-	$-		$8,658
Trade accounts payable	27,402	18,978	(13,687)	-		32,693
Salaries and incentives	32,181	-	-	-		32,181
Dividends payable	13,445	-	-	-		13,445
Other current liabilities	49,596	60,059	(32,446)	12,000	3g	89,209

Total current liabilities	131,282	79,037	(46,133)	12,000		176,186

Deferred Income Taxes	-	8,946	(5,928)	18,000	3h	21,018
Long-term Debt	300,000	-	-	365,000	3b	665,000
Retirement Benefits	120,287	15,060	(6,236)	-		129,111

Shareholders’ Equity
Common stock	59,747	-	-	-		59,747
Additional paid-in-capital	242,007	-	-	-		242,007
Retained earnings	97,467	-	-	(12,000)	3g	85,467
Group equity	-	186,438	(154,855)	(31,583)	3i	-
Accumulated other comprehensive	(76,481)	27,609	-	(27,609)	3i	(76,481)

Total Equity	322,740	214,047	(154,855)	(71,192)		310,740

Total Liabilities and Equity	$874,309	$317,090	$(213,152)	$323,808		$1,302,055

See accompanying notes.

GRACO INC. AND SUBSIDIARIES

PRO FORMA COMBINED STATEMENT OF EARNINGS (UNAUDITED)

FOR YEAR ENDED DECEMBER 30, 2011

(In thousands except per share amounts)

		ITW	Adjustments
		Finishing	Held
	Graco	Group	Separate	Other		Pro forma
			3j
Net Sales	$895,283	$376,146	$(253,314)	$ -		$1,018,115

Cost of products sold	395,078	215,909	(140,851)	880	3k	471,016

Gross Profit	500,205	160,237	(112,463)	(880)		547,099

Product development	41,554	7,825	(5,363)	-		44,016
Selling, marketing and distribution	151,276	56,122	(42,447)	-		164,951
				(7,760)	3l
General and administrative	87,861	26,983	(20,007)	8,178	3l	95,255

Operating Earnings	219,514	69,307	(44,646)	(1,298)		242,877

Interest expense	9,131	99	(99)	12,071	3m	21,202
Investment (income)	-	-	-	(33,530)	3j	(33,530)
Other expense (income), net	655	(3,597)	865	-		(2,077)

Earnings Before Income Taxes	209,728	72,805	(45,412)	20,161		257,282

Income taxes	67,400	19,766	(11,882)	(5,832)	3n	69,452

Net Earnings	$142,328	$53,039	$(33,530)	$ 25,993		$187,830

Basic Net Earnings per Common Share	$2.36					$3.12
Diluted Net Earnings per Common Share	$2.32					$3.06
Basic Weighted Average Number of Common Shares	60,286					60,286
Diluted Weighted Average Number of Common Shares	61,370					61,370

See accompanying notes.

GRACO INC. AND SUBSIDIARIES

NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS

(Unaudited)

1.	Basis of Presentation

The unaudited Pro Forma Combined Balance Sheet combines historical balance sheets, giving effect to the acquisition of the ITW Finishing Group, consisting of powder finishing and liquid finishing businesses, as if it had occurred on December 30, 2011. The unaudited Pro Forma Combined Statement of Earnings reflects the combined results of operations as if the acquisition had occurred at the beginning of the Company’s 2011 fiscal year. Certain items in the historical financial statements of the Finishing Group businesses have been reclassified to conform to Graco’s financial reporting presentation.

During the hold separate period, the Company does not have a controlling interest in the liquid finishing businesses, nor is it able to exert significant influence over the operations of those businesses. Consequently, the Company’s investment in those businesses has been reflected as a cost-method investment, and their financial results are not consolidated with those of the Company. Income from the investment in the liquid finishing businesses will be recognized based on dividends received from current earnings. The pro forma financial statements reflect the accounting for the liquid finishing businesses as a cost-method investment.

The allocation of purchase price used to prepare the unaudited pro forma financial information is based on a preliminary valuation of assets acquired and liabilities assumed. Accordingly, the pro forma purchase price adjustments are preliminary and are subject to further adjustments as additional information becomes available and as additional analyses are performed. The preliminary pro forma purchase price adjustments have been made solely for the purposes of providing the Unaudited Pro Forma Financial Statements presented above.

2.	Purchase Price Allocation

The purchase price is subject to adjustment, based on net assets acquired at the date of close, in accordance with the terms of the purchase agreement. The preliminary purchase price was allocated based on preliminary estimated fair values as follows (in thousands):

Cash	$2,398
Trade receivables	17,690
Inventories	19,584
Other current assets	3,763
Property, plant and equipment	17,306
Other non-current assets	1,237
Identifiable intangible assets	150,400
Goodwill	88,568

Total purchase price	300,946
Accounts payable	(5,292)
Accrued liabilities	(27,614)
Deferred taxes	(21,018)
Accrued pension and other	(8,824)

Net assets acquired, powder finishing	238,198
Investment in businesses held separate	428,000

Net assets acquired	666,198
Less cash acquired	(16,198)

Purchase price, net of cash acquired	$650,000

Net assets acquired include $16.2 million of cash, including $13.8 million from the liquid finishing businesses.

Preliminary identifiable intangible assets and estimated useful life are as follows (dollars in thousands):

	Life
	(years)	Amount
Customer relationships	14	$103,400
Developed technology	11	9,600

Total		113,000
Trade names	Indefinite	37,400

Total identifiable intangible assets		$150,400

3.	Adjustments

Pro Forma Combined Balance Sheet

a.	All identifiable assets and liabilities of the liquid finishing businesses are eliminated and the preliminary estimated fair value of those businesses of $428 million is reflected as cost-method investment in businesses held separate.

b.	Additional borrowings of $365 million and cash on hand of $301 million used to complete the acquisition are reflected as adjustments to long-term debt and cash.

c.	Estimated step-up of $4 million related to powder finishing inventories would increase cost of sales in the periods the inventories are sold, but no adjustment is reflected in the pro forma combined statement of earnings as the additional expense is considered a nonrecurring charge that will be included in the statement of earnings within twelve months following the acquisition.

d.	Estimated step-up of $4 million reflects preliminary valuation of property, plant and equipment related to the powder finishing businesses.

e.	Goodwill of $50 million on the historical, pre-acquisition books of the powder finishing businesses is eliminated and $89 million is added, reflecting an estimate of the excess of the purchase price paid over the estimated fair value of powder finishing assets and liabilities.

f.	Other identifiable intangible assets adjustment of $150 million reflects preliminary valuation of customer relationships, developed technology and trade names related to the powder finishing businesses.

g.	Transaction costs to be incurred in 2012 are estimated at $15 million. The estimated $12 million after-tax impact is reflected as an increase in other current liabilities and a decrease in retained earnings. Those estimated costs are not reflected in the pro forma combined statement of earnings as they are nonrecurring charges.

h.	Deferred tax liability of $18 million established to reflect the tax effects of basis differences related to the acquisition of the powder finishing businesses, using local statutory rates.

i.	Equity accounts related to the powder finishing businesses are eliminated.

Pro Forma Combined Statement of Earnings

j.	All sales, costs and expenses of the liquid finishing businesses are reclassified as investment income, as if net earnings had been remitted to Graco as dividends under the investment-at-cost accounting method.

k.	Adjustment to cost of sales reflects additional depreciation of property, plant and equipment over an estimated useful life of five years.

l.	Adjustments to general and administrative expenses reflect $8 million of additional intangibles amortization expense, offset by the elimination of non-recurring acquisition-related costs of $8 million.

m.	Incremental interest expense on borrowings used to complete the acquisition is $12 million, using a weighted average rate of 3.2 percent. A one-eighth percentage point increase in the interest rate on variable rate borrowings would increase the pro forma interest adjustment by $0.5 million.

n.	The income tax effects of deductible amortization, acquisition costs and interest adjustments are reflected at estimated statutory rates. The basis of presentation for the pro forma financial information assumes that tax sharing agreements are in place between the ITW finishing businesses and Graco such that the ITW finishing businesses would make payments to / receive payments from Graco for their respective share of income taxes.

4.	Effects of Reasonably Possible Outcomes

Although the proposed FTC order would require the Company to sell all of the liquid finishing businesses, management is not able to predict the effects of any changes in the final order that may result from comments received or activities that occur during the thirty day comment period.

If the Company is ordered to dispose of all the liquid finishing businesses, pro forma net earnings would be reduced by the $34 million of investment income included in the pro forma combined statement of earnings.